EXHIBIT 23.1












Independent Auditors' Consent

We consent to the incorporation by reference in the Registration Statement (No. 33-53524) on Form S-8 of Dynatronics Corporation's amended and restated 1992 Stock Option Plan of our report dated August 14, 1998, with respect to the balance sheet of Dynatronics Corporation as of June 30, 1998, and the related statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended June 30, 1998, which report appears in the June 30, 1998 annual report on Form 10-K of Dynatronics Corporation.


/s/ KPMG Peat Marwick LLP
Salt Lake City, Utah
December 8, 1998